Exhibit 99.1

NYSE: TRV

Travelers Reports Second Quarter Net Income of $683 Million, or $1.95 per Diluted Share, Including Catastrophe Losses of $284 Million, or $0.82 per Diluted Share

Second Quarter Return on Equity and Operating Return on Equity of 10.7% and 11.4%, Respectively

Year-to-Date Return on Equity and Operating Return on Equity of 13.7% and 14.6%, Respectively

•             Operating income of $673 million or $1.93 per diluted share.

•             Net and operating income  lower due to higher catastrophe losses while prior year quarter benefited $122 million after-tax from favorable tax and legal settlements. In addition, net income in the prior year quarter benefited $87 million after-tax from net realized investment gains related to a short position in U.S. Treasury futures contracts.

•             Quarter benefited from a strong underlying combined ratio and solid investment performance.

•             Written rate gains approximated expected loss cost trends in Business Insurance and exceeded expected loss cost trends in Financial, Professional & International Insurance and Personal Insurance.

•             Record quarterly net written premiums of $6.2 billion, up 6% from prior year quarter, primarily due to the acquisition of Dominion of Canada in November 2013.

•             Total capital returned to shareholders of $1.066 billion in the quarter, including $876 million in share repurchases. Year-to-date total capital returned to shareholders of $1.948 billion.

•             Increases in book value per share of 7% to $75.32 and adjusted book value per share of 4% to $69.38 from year-end 2013.

New York, July 22, 2014 — The Travelers Companies, Inc. today reported net income of $683 million, or $1.95 per diluted share, for the quarter ended June 30, 2014, compared to net income of $925 million, or $2.41 per diluted share, in the prior year quarter. Operating income in the current quarter was $673 million, or $1.93 per diluted share, compared to $816 million, or $2.13 per diluted share, in the prior year quarter.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax,	Three Months Ended June 30,				Six Months Ended June 30,
except for premiums & revenues)	2014	2013	Change		2014	2013	Change
Net written premiums	$6,162	$5,824	6%		$12,035	$11,421	5%
Total revenues	$6,785	$6,674	2		$13,493	$13,002	4
Operating income	$673	$816	(18)		$1,725	$1,703	1
per diluted share	$1.93	$2.13	(9)		$4.89	$4.44	10
Net income	$683	$925	(26)		$1,735	$1,821	(5)
per diluted share	$1.95	$2.41	(19)		$4.91	$4.75	3
Diluted weighted average shares outstanding	346.7	379.9	(9)		350.5	380.8	(8)
Combined ratio	95.1%	94.3%	0.8	pts	90.5%	91.4%	(0.9	)pts
Underlying combined ratio	90.9%	91.7%	(0.8	)pts	89.6%	91.3%	(1.7	)pts
Operating return on equity	11.4%	14.2%	(2.8	)pts	14.6%	15.0%	(0.4	)pts
Return on equity	10.7%	14.6%	(3.9	)pts	13.7%	14.4%	(0.7	)pts

				Change from
	June 30,	December 31,	June 30,	December 31,	June 30,
	2014	2013	2013	2013	2013

Book value per share	$75.32	$70.15	$66.65	7%	13%
Adjusted book value per share	69.38	66.41	62.12	4	12

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“Our second quarter operating income of $673 million and operating return on equity of 11.4% were strong, particularly given the relatively high level of catastrophe losses we experienced this quarter,” commented Jay Fishman, Chairman and Chief Executive Officer. “The comparison of these results to last year’s second quarter was meaningfully impacted by the significant increase in catastrophe losses in the current quarter as well as the inclusion of significant favorable tax and legal settlements in the prior year quarter. We are very pleased with our underlying combined ratio of 90.9%, which improved from 91.7% in the prior year quarter. Net investment income was comparable to the prior year quarter, notwithstanding the impact of the low interest rate environment, as we continued to generate strong returns from our non-fixed income portfolio. In addition, our strong earnings in recent quarters enabled us to return over $1 billion of capital to shareholders in the current quarter, including $876 million of share repurchases.

“Our results year-to-date were very strong and demonstrated our continued success in actively managing our businesses to produce superior returns on capital over time. In Business Insurance, the cumulative effect of the price increases we have achieved over the last several years, combined with our highly analytic approach to risk selection, has resulted in a product portfolio that is achieving meaningfully improved and attractive returns. That said, we are not declaring mission accomplished. There remains opportunity to further improve the product portfolio by continuing to take appropriate action on those accounts or classes of business that still do not meet our return thresholds and by achieving additional rate increases for those accounts that continue to experience unusual weather volatility. In Personal Insurance, we still have more work to do to improve our returns, but we have made considerable progress in both Auto and Homeowners. The market response of Quantum 2.0, our new auto product, is particularly encouraging. Finally, Financial, Professional & International Insurance posted record operating income.

“In summary, we will continue to execute on our long-held financial strategy of building and sustaining meaningful competitive advantages, delivering superior profitability and returns, and returning excess capital to shareholders.  As a consequence, we remain well positioned to continue to deliver compelling shareholder value over time.”

Consolidated Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2014		2013		Change		2014		2013		Change

Underwriting gains:	$257		$281		$(24)		$1,048		$883		$165
Underwriting gains includes:
Net favorable prior year reserve development	183		192		(9)		477		423		54
Catastrophes, net of reinsurance	(436)		(340)		(96)		(585)		(439)		(146)

Net investment income	695		687		8		1,431		1,357		74

Other, including interest expense	(67)		42		(109)		(125)		(20)		(105)
Operating income before income taxes	885		1,010		(125)		2,354		2,220		134
Income tax expense	212		194		18		629		517		112
Operating income	673		816		(143)		1,725		1,703		22
Net realized investment gains after income taxes	10		109		(99)		10		118		(108)
Net Income	$683		$925		$(242)		$1,735		$1,821		$(86)

Combined ratio	95.1%		94.3%		0.8	pts	90.5%		91.4%		(0.9	)pts

Impact on combined ratio
Net favorable prior year reserve development	(3.1	)pts	(3.5	)pts	0.4	pts	(4.1	)pts	(3.8	)pts	(0.3	)pts
Catastrophes, net of reinsurance	7.3	pts	6.1	pts	1.2	pts	5.0	pts	3.9	pts	1.1	pts

Underlying combined ratio	90.9%		91.7%		(0.8	)pts	89.6%		91.3%		(1.7	)pts

Net written premiums
Business Insurance	$3,101		$3,068		1%		$6,405		$6,328		1%
Financial, Professional & International Insurance	1,168		849		38		2,118		1,496		42
Personal Insurance	1,893		1,907		(1)		3,512		3,597		(2)
Total	$6,162		$5,824		6%		$12,035		$11,421		5%

Second Quarter 2014 Results

(All comparisons vs. second quarter 2013, unless noted otherwise)

Net income of $683 million after-tax decreased $242 million or 26% due to a reduction in both operating income and net realized investment gains. Operating income of $673 million after-tax decreased $143 million or 18% primarily reflecting a $122 million after-tax benefit in the prior year quarter from favorable tax and legal settlements, as well as higher catastrophe losses in the current quarter, partially offset by higher underlying underwriting gains (which exclude prior year reserve development and catastrophe losses).

Underwriting results

•                  The combined ratio increased 0.8 points to 95.1% due to higher catastrophe losses (1.2 points) and slightly lower net favorable prior year reserve development (0.4 points), partially offset by higher underlying underwriting margins (0.8 points).

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses primarily resulted from wind and hail storms in several regions of the United States.

•                  The underlying combined ratio improvement of 0.8 points to 90.9% primarily resulted from a lower expense ratio. The underlying loss ratio improved slightly, as the benefit of earned rate increases exceeding loss cost trends was mostly offset by higher non-catastrophe weather-related losses.

Net investment income of $553 million after-tax ($695 million pre-tax) benefited from strong private equity returns, partially offset by lower reinvestment rates in the fixed income portfolio.

Net realized investment gains were $10 million after-tax ($16 million pre-tax) compared to $109 million after-tax ($167 million pre-tax) in the prior year quarter. The prior year quarter included an $87 million after-tax ($134 million pre-tax) realized gain related to a short position in U.S. Treasury futures contracts.

Record quarterly net written premiums of $6.162 billion increased 6% primarily due to the inclusion of Dominion within Financial, Professional & International Insurance, as well as slightly higher net written premiums in Business Insurance. These increases were partially offset by slightly lower net written premiums in Personal Insurance.

Year-to-Date 2014 Results

(All comparisons vs. year-to-date 2013, unless noted otherwise)

Net income of $1.735 billion after-tax decreased $86 million or 5% due to a reduction in net realized investment gains, partially offset by higher operating income. Operating income of $1.725 billion after-tax increased $22 million or 1% primarily reflecting higher underlying underwriting gains, higher net favorable prior year reserve development and higher net investment income. These improvements were partially offset by higher catastrophe losses.  The current period included a $49 million after-tax benefit in the first quarter resulting from a reduction in the estimated liability for state assessments to be paid by the company related to workers’ compensation premiums. The prior year period included a $122 million after-tax benefit from favorable tax and legal settlements.

Underwriting results

•                  The combined ratio improved 0.9 points to 90.5% due to higher underlying underwriting margins (1.7 points) and higher net favorable prior year reserve development (0.3 points), partially offset by higher catastrophe losses (1.1 points).

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses included the second quarter 2014 events discussed above, as well as winter storms in the United States in the first quarter 2014.

•                  The underlying combined ratio improvement of 1.7 points to 89.6% primarily resulted from the same factors as discussed above for the second quarter.

Net investment income of $1.135 billion after-tax ($1.431 billion pre-tax) increased primarily due to the same factors discussed above for the second quarter, as well as higher real estate partnership returns.

Net written premiums of $12.035 billion increased 5% due to the same factors discussed above for the second quarter.

Shareholders’ Equity

Shareholders’ equity of $25.532 billion increased 1% and 3%, respectively, from the end of first quarter 2014 and year-end 2013. Included in shareholders’ equity were after-tax net unrealized investment gains of $2.013 billion, compared to $1.674 billion at the end of the first quarter 2014 and $1.322 billion at the end of the prior year.

The company repurchased 9.5 million shares during the second quarter and 18.0 million shares year-to-date at a total cost of $876 million and $1.581 billion, respectively. The company has $3.234 billion of remaining capacity under its existing share repurchase authorization. At the end of second quarter 2014, statutory surplus was $21.036 billion and the ratio of debt-to-capital (excluding after-tax net unrealized investment gains) was 21.3%, well within the target range of 15% to 25%.

The Board of Directors declared a quarterly dividend of $0.55 per share. This dividend is payable on September 30, 2014, to shareholders of record as of the close of business on September 10, 2014.

Business Insurance Segment Financial Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2014		2013		Change		2014		2013		Change

Underwriting gains:	$22		$100		$(78)		$383		$398		$(15)
Underwriting gains includes:
Net favorable prior year reserve development	25		55		(30)		118		168		(50)
Catastrophes, net of reinsurance	(236)		(148)		(88)		(316)		(183)		(133)

Net investment income	496		502		(6)		1,026		989		37

Other	8		114		(106)		16		127		(111)
Operating income before income taxes	526		716		(190)		1,425		1,514		(89)
Income tax expense	117		137		(20)		363		345		18
Operating income	$409		$579		$(170)		$1,062		$1,169		$(107)

Combined ratio	99.0%		96.2%		2.8	pts	93.4%		92.9%		0.5	pts

Impact on combined ratio
Net favorable prior year reserve development	(0.8	)pts	(1.8	)pts	1.0	pts	(1.9	)pts	(2.8	)pts	0.9	pts
Catastrophes, net of reinsurance	7.7	pts	4.9	pts	2.8	pts	5.2	pts	3.1	pts	2.1	pts

Underlying combined ratio	92.1%		93.1%		(1.0	)pts	90.1%		92.6%		(2.5	)pts

Net written premiums by market
Select Accounts	$705		$709		(1)%		$1,423		$1,433		(1)%
Commercial Accounts	738		732		1		1,631		1,640		(1)
National Accounts	243		242		—		543		519		5
Industry-Focused Underwriting	678		653		4		1,410		1,352		4
Target Risk Underwriting	513		500		3		967		948		2
Specialized Distribution	224		232		(3)		431		436		(1)
Total	$3,101		$3,068		1%		$6,405		$6,328		1%

Second Quarter 2014 Results

(All comparisons vs. second quarter 2013, unless noted otherwise)

Operating income of $409 million after-tax decreased $170 million or 29%, primarily reflecting a $102 million after-tax benefit in the prior year quarter from favorable tax and legal settlements, as well as higher catastrophe losses, lower net favorable prior year reserve development and lower net investment income, partially offset by higher underlying underwriting gains.

Underwriting results

•                  The combined ratio increased 2.8 points to 99.0% due to higher catastrophes (2.8 points) and lower net favorable prior year reserve development (1.0 points), partially offset by higher underlying underwriting margins (1.0 points).

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience related to the general liability product line, which was concentrated in excess coverages for accident years 2008 through 2012. This improvement was partially offset by a $57 million after-tax ($87 million pre-tax) increase to environmental reserves.

•                  The underlying combined ratio improvement of 1.0 point to 92.1% primarily resulted from the benefit of earned rate increases exceeding loss cost trends, partially offset by higher non-catastrophe weather-related losses.

Net written premiums of $3.101 billion increased 1%, primarily driven by continued improvement in renewal rate. Net written premiums also benefited from positive exposure change at renewal.  Retention rates remained strong, and new business volumes increased from the prior year quarter.

Year-to-Date 2014 Results

(All comparisons vs. year-to-date 2013, unless noted otherwise)

Operating income of $1.062 billion after-tax decreased $107 million or 9%, primarily reflecting the same factors as discussed above for the second quarter, except that net investment income was higher than the prior year period. The current period also included a $49 million after-tax benefit resulting from a reduction in the estimated liability for state assessments to be paid by the company related to workers’ compensation premiums in the first quarter.

Underwriting results

•                  The combined ratio increased 0.5 points to 93.4% due to higher catastrophes (2.1 points) and lower net favorable prior year reserve development (0.9 points), partially offset by higher underlying underwriting margins (2.5 points).

•                  Net favorable prior year reserve development primarily resulted from the same factors as discussed above for the second quarter as well as better than expected loss experience related to the property product line for accident years 2010 through 2013, partially offset by higher than expected loss experience for liability coverages in the commercial multi-peril product line for accident years 2010 through 2013.

•                  The underlying combined ratio improvement of 2.5 points to 90.1% mostly resulted from a lower expense ratio that included the impact of the reduction in the estimated liability for assessments to be paid by the company related to workers’ compensation premiums. The underlying loss ratio improved slightly as the benefit of earned rate increases exceeding loss cost trends was mostly offset by higher non-catastrophe weather-related losses.

Net written premiums of $6.405 billion increased 1%, primarily driven by the same factors as discussed above for the second quarter except that new business volumes decreased slightly from the prior year period.

Financial, Professional & International Insurance Segment Financial Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2014		2013		Change		2014		2013		Change

Underwriting gains:	$250		$100		$150		$412		$228		$184
Underwriting gains includes:
Net favorable prior year reserve development	146		72		74		215		130		85
Catastrophes, net of reinsurance	(10)		(46)		36		(14)		(46)		32

Net investment income	105		91		14		211		183		28

Other	8		5		3		16		10		6
Operating income before income taxes	363		196		167		639		421		218
Income tax expense	109		42		67		190		104		86
Operating income	$254		$154		$100		$449		$317		$132

Combined ratio	76.6%		86.3%		(9.7	)pts	80.2%		84.3%		(4.1	)pts

Impact on combined ratio
Net favorable prior year reserve development	(13.5	)pts	(9.7	)pts	(3.8	)pts	(10.1	)pts	(8.8	)pts	(1.3	)pts
Catastrophes, net of reinsurance	0.9	pts	6.1	pts	(5.2	)pts	0.7	pts	3.1	pts	(2.4	)pts

Underlying combined ratio	89.2%		89.9%		(0.7	)pts	89.6%		90.0%		(0.4	)pts

Net written premiums by market
Bond & Financial Products	$540		$531		2%		$1,022		$926		10%
International	628		318		97		1,096		570		92
Total	$1,168		$849		38%		$2,118		$1,496		42%

Second Quarter 2014 Results

(All comparisons vs. second quarter 2013, unless noted otherwise)

Record quarterly operating income of $254 million after-tax increased $100 million or 65%, primarily reflecting improved underwriting results driven by higher net favorable prior year reserve development, lower catastrophe losses and higher underlying underwriting gains, as well as higher net investment income.

Underwriting results

•                  The combined ratio improved 9.7 points to 76.6% due to lower catastrophe losses (5.2 points), higher net favorable prior year reserve development (3.8 points) and higher underlying underwriting margins (0.7 points).

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in the surety line of business for accident years 2004 through 2010 within Bond & Financial Products, as well as better than expected loss experience in the company’s operations at Lloyd’s and Canada within International.

•                  The underlying combined ratio improved 0.7 points to 89.2%. An improvement in the underlying loss ratio from lower reinsurance costs and the benefit of earned rate increases exceeding loss cost trends in Bond & Financial Products was more than offset by the impact of Dominion on the underlying loss ratio. This higher underlying loss ratio was more than offset by a reduction in the expense ratio.

Record quarterly Financial, Professional & International Insurance net written premiums of $1.168 billion increased 38% as a result of higher net written premiums in both Bond & Financial Products and International. International net written premiums of $628 million increased 97% due to the inclusion of Dominion. Bond & Financial Products net written premiums of $540 million increased 2%, primarily due to continued strong retention rates and renewal rate increases in the management liability business within Bond & Financial Products.

Year-to-Date 2014 Results

(All comparisons vs. year-to-date 2013, unless noted otherwise)

Operating income of $449 million after-tax increased $132 million or 42%, primarily reflecting the same factors as discussed above for the second quarter.

Underwriting results

•                  The combined ratio improved 4.1 points to 80.2% due to lower catastrophe losses (2.4 points), higher net favorable prior year reserve development (1.3 points) and higher underlying underwriting margins (0.4 points).

•                  Net favorable prior year reserve development primarily resulted from the same factors discussed above for the second quarter.

•                  The underlying combined ratio improvement of 0.4 points to 89.6% primarily reflected the same factors as discussed above for the second quarter.

Financial, Professional & International Insurance net written premiums of $2.118 billion increased 42% as a result of higher net written premiums in both Bond & Financial Products and International. Net written premiums of $1.096 billion in International and $1.022 billion in Bond & Financial Products increased 92% and 10%, respectively, driven by the same factors as discussed above for the second quarter, as well as the elimination of a reinsurance program in Bond & Financial Products.

Personal Insurance Segment Financial Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2014		2013		Change		2014		2013		Change

Underwriting gains (losses):	$(15)		$81		$(96)		$253		$257		$(4)
Underwriting gains (losses) includes:
Net favorable prior year reserve development	12		65		(53)		144		125		19
Catastrophes, net of reinsurance	(190)		(146)		(44)		(255)		(210)		(45)

Net investment income	94		94		—		194		185		9

Other	17		15		2		43		33		10
Operating income before income taxes	96		190		(94)		490		475		15
Income tax expense	21		48		(27)		147		136		11
Operating income	$75		$142		$(67)		$343		$339		$4

Combined ratio	99.8%		94.5%		5.3	pts	91.7%		91.9%		(0.2	)pts

Impact on combined ratio
Net favorable prior year reserve development	(0.7	)pts	(3.5	)pts	2.8	pts	(4.1	)pts	(3.4	)pts	(0.7	)pts
Catastrophes, net of reinsurance	10.7	pts	8.0	pts	2.7	pts	7.2	pts	5.7	pts	1.5	pts

Underlying combined ratio	89.8%		90.0%		(0.2	)pts	88.6%		89.6%		(1.0	)pts

Net written premiums
Agency Automobile(1)	$831		$834		—%		$1,619		$1,665		(3)%
Agency Homeowners & Other(1)	1,016		1,033		(2)		1,804		1,853		(3)
Direct to Consumer	46		40		15		89		79		13
Total	$1,893		$1,907		(1)%		$3,512		$3,597		(2)%

(1) Represents business sold through agents, brokers and other intermediaries, and excludes direct to consumer.

Second Quarter 2014 Results

(All comparisons vs. second quarter 2013, unless noted otherwise)

Operating income of $75 million after-tax decreased $67 million or 47%, primarily reflecting lower net favorable prior year reserve development and higher catastrophe losses.

Underwriting results

•                  The combined ratio increased 5.3 points to 99.8% primarily due to lower net favorable prior year reserve development (2.8 points) and higher catastrophe losses (2.7 points), slightly offset by higher underlying underwriting margins (0.2 points).

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in Homeowners & Other for accident year 2013 related to non-catastrophe weather related losses.

•                  The underlying combined ratio improvement of 0.2 points to 89.8% primarily resulted from a decrease in the expense ratio and the benefit of earned rate increases exceeding loss cost trends in both Automobile and Homeowners & Other, mostly offset by higher non-catastrophe weather-related losses.

Personal Insurance net written premiums of $1.893 billion decreased 1%. Renewal premium change remained positive. Retention rates continued to be strong and generally consistent with recent quarters.  New business was significantly higher than the prior year quarter due to the company’s new auto product, Quantum 2.0, which had been introduced in 31 states and the District of Columbia by the end of the second quarter.

Year-to-Date 2014 Results

(All comparisons vs. year-to-date 2013, unless noted otherwise)

Operating income of $343 million after-tax increased $4 million or 1%, primarily reflecting improved underwriting results driven by higher net favorable prior year reserve development and higher underlying underwriting gains, as well as higher net investment income. These improvements were mostly offset by higher catastrophe losses.

Underwriting results

•                  The combined ratio improved slightly from 91.9% to 91.7%, primarily due to higher underlying underwriting margins (1.0 point) and higher net favorable prior year reserve development (0.7 points), largely offset by higher catastrophe losses (1.5 points).

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in Homeowners & Other for accident years 2011 through 2013.

•                  The underlying combined ratio improvement of 1.0 point to 88.6% primarily resulted from the same factors as discussed above for the second quarter.

Personal Insurance net written premiums of $3.512 billion decreased 2%. Renewal premium change remained positive, retention rates continued to be strong and new business was significantly higher than the prior year period.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Tuesday, July 22, 2014. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1-800-728-2056 within the U.S. and 1-212-231-2901 outside the U.S. (use passcode 14788 for both the U.S. and international calls). Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the company’s website.

Following the live event, an audio playback of the webcast and the slide presentation will be available at the same website. An audio playback can also be accessed by phone at 1-800-633-8284 within the U.S. and 1-402-977-9140 outside the U.S. (use reservation 21720985 for both the U.S. and international calls).

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. The company’s diverse business lines offer its customers a wide range of coverage sold primarily through independent agents and brokers. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and operations in the United States and selected International markets. For more information, visit www.travelers.com.

From time to time, Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material company information.  Financial and other important information regarding the company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@TRV_Insurance) at https://twitter.com/TRV_Insurance.     In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the “Email Alert Service” section at http://investor.travelers.com.

For the periods presented in this earnings release, Travelers was organized into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services to its clients primarily in the United States. Business Insurance is organized into the following six groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Partner Services; and Specialized Distribution including Northland and National Programs. Business Insurance also includes the Special Liability Group (which manages the company’s asbestos and environmental liabilities) and the assumed reinsurance and certain other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety and financial liability coverages, which primarily use credit-based underwriting processes, as well as property and casualty products that are primarily marketed on a domestic basis in Canada, the United Kingdom and the Republic of Ireland, and on an international basis as a corporate member of Lloyd’s. The segment includes the Bond & Financial Products groups as well as the International group. The International group includes The Dominion of Canada General Insurance Company, which the company acquired in November 2013 and which writes personal lines and small commercial insurance business in Canada. In addition, the company owns 49.5% of the common stock of J. Malucelli Participações em Seguros e Resseguros S.A., its joint venture in Brazil.

Personal Insurance: The Personal Insurance segment writes a broad range of property and casualty insurance covering individuals’ personal risks. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

On June 10, 2014, the company announced a realignment of its management team that gave rise to a realignment of two of its three business segments, effective July 1, 2014.  The company’s International Insurance group, which had previously been included in the Financial, Professional & International Insurance segment, will be combined with the company’s previous Business Insurance segment to create a new Business & International Insurance segment.  The Bond & Financial Products group, which was the remaining business in the Financial, Professional & International Insurance segment, will now comprise the new Bond & Financial Products segment.  The Personal Insurance segment will not be impacted by these changes.  The changes were designed to reflect the realignment of the company’s management team and the manner in which the company’s businesses are managed effective July 1, 2014, and represent an aggregation of products and services based on type of customer, how the business is marketed and the manner in which risks are underwritten.  The newly aligned segments will be presented in the company’s financial statements beginning with the period ending September 30, 2014 and the prior periods presented will be restated to conform to the new presentation.

* * * * *

Forward-Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may”, “will”, “should”, “likely”, “anticipates”, “expects”, “intends”, “plans”, “projects”, “believes”, “estimates” and similar expressions are used to identify these forward-looking statements. Specifically, statements about the company’s outlook, share repurchase plans, expected margin improvement, potential returns, future pension plan contributions and the potential impact of investment markets and other economic conditions on the company’s investment portfolio and underwriting results, among others, are forward looking, and the company may also make forward-looking statements about, among other things:

•                  its results of operations and financial condition (including, among other things, premium volume, premium rates, net and operating income, investment income and performance, loss costs, return on equity, and expected current returns and combined ratios);

•                  the sufficiency of the company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic and underwriting market conditions; and

•                  strategic initiatives, including initiatives, such as in Personal Insurance, to improve profitability and competitiveness.

The company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the company’s results of operations, its financial position and/or liquidity, and could adversely impact the company’s ratings, the company’s ability to raise capital and the availability and cost of reinsurance;

•                  during or following a period of financial market disruption or economic downturn, the company’s business could be materially and adversely affected;

•                  if actual claims exceed the company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, the company’s financial results could be materially and adversely affected;

•                  the company’s investment portfolio may suffer reduced returns or material realized or unrealized losses;

•                  the company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the company’s business are uncertain;

•                  the intense competition that the company faces could harm its ability to maintain or increase its business volumes and profitability;

•                  the company may not be able to collect all amounts due to it from reinsurers and reinsurance coverage may not be available to the company in the future at commercially reasonable rates or at all;

•                  the company is exposed to credit risk in certain of its business and investment operations including reinsurance or structured settlements;

•                  within the United States, the company’s businesses are heavily regulated by the states in which it conducts business, including licensing and supervision, and changes in regulation may reduce the company’s profitability and limit its growth;

•                  changes in state or federal regulation or enforcement practices could impose significant burdens on the company and otherwise adversely impact the company’s results;

•                  a downgrade in the company’s claims-paying and financial strength ratings could adversely impact the company’s business volumes, adversely impact the company’s ability to access the capital markets and increase the company’s borrowing costs;

•                  the inability of the company’s insurance subsidiaries to pay dividends to the company’s holding company in sufficient amounts would harm the company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  disruptions to the company’s relationships with its independent agents and brokers could adversely affect the company;

•                  the company’s efforts to develop new products, such as Quantum 2.0, or expand in targeted markets may not be successful and may create enhanced risks;

•                  the company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•                  the company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the company experiences difficulties with technology, data security and/or outsourcing relationships, the company’s ability to conduct its business could be negatively impacted;

•                  the company is subject to a number of risks associated with its business outside the United States;

•                  new regulations outside of the United States, including in the European Union, could adversely impact the company’s results of operations and limit its growth;

•                  loss of or significant restriction on the use of particular types of underwriting criteria, such as credit scoring, in the pricing and underwriting of the company’s products could reduce the company’s future profitability;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  the company could be adversely affected if its controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  intellectual property is important to the company’s business, and the company may be unable to protect and enforce its own intellectual property or the company may be subject to claims for infringing on the intellectual property of others;

•                  changes to existing accounting standards may adversely impact the company’s reported results;

•                  changes in U.S. tax laws or in the tax laws of other jurisdictions in which the company operates could adversely impact the company; and

•                  the company’s repurchase plans depend on a variety of factors, including the company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the company’s desired ratings from independent rating agencies, funding of the company’s qualified pension plan, capital requirements of the company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC).

*****

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF NON-GAAP MEASURES TO GAAP MEASURES

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of non-GAAP measures to their most directly comparable GAAP measures also follow.

In the opinion of the company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.

Internally, the company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the company’s management.

RECONCILIATION OF OPERATING INCOME AND CERTAIN OTHER NON-GAAP MEASURES TO NET INCOME

Operating income is net income excluding the after-tax impact of net realized investment gains (losses) and discontinued operations. Management uses operating income to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider operating income when analyzing the results and trends of insurance companies. Operating earnings per share is operating income on a per common share basis.

Reconciliation of Operating Income less Preferred Dividends to Net Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, pre-tax)	2014	2013	2014	2013

Operating income	$885	$1,010	$2,354	$2,220
Net realized investment gains	16	167	17	177
Net income	$901	$1,177	$2,371	$2,397

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax)	2014	2013	2014	2013

Operating income	$673	$816	$1,725	$1,703
Net realized investment gains	10	109	10	118
Net income	$683	$925	$1,735	$1,821

	Twelve Months Ended December 31,
($ in millions, after-tax)	2013	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Preferred dividends	—	—	1	3	3	4	4	5	6
Operating income	3,567	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Net realized investment gains (losses)	106	32	36	173	22	(271)	101	8	35
Income from continuing operations	3,673	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Discontinued operations	—	—	—	—	—	—	—	—	(439)
Net income	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622

Reconciliation of Operating Earnings per Share to Net Income per Share on a Basic and Diluted Basis

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Basic earnings per share
Operating income	$1.95	$2.15	$4.94	$4.49
Net realized investment gains	0.03	0.29	0.03	0.31
Net income	$1.98	$2.44	$4.97	$4.80

Diluted earnings per share
Operating income	$1.93	$2.13	$4.89	$4.44
Net realized investment gains	0.02	0.28	0.02	0.31
Net income	$1.95	$2.41	$4.91	$4.75

Reconciliation of Operating Income by Segment to Total Operating Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax)	2014	2013	2014	2013

Business Insurance	$409	$579	$1,062	$1,169
Financial, Professional & International Insurance	254	154	449	317
Personal Insurance	75	142	343	339
Total segment operating income	738	875	1,854	1,825
Interest Expense and Other	(65)	(59)	(129)	(122)
Total operating income	$673	$816	$1,725	$1,703

RECONCILIATION OF ADJUSTED SHAREHOLDERS’ EQUITY TO SHAREHOLDERS’ EQUITY AND OPERATING RETURN ON EQUITY TO RETURN ON EQUITY

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations. Adjusted average shareholders’ equity is average shareholders’ equity excluding net unrealized investment gains (losses), net of tax, for all quarters included in the calculation and, for each quarterly period included in the calculation, that quarter’s net realized investment gains (losses), net of tax and discontinued operations.

Reconciliation of Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of June 30,
($ in millions)	2014	2013

Adjusted shareholders’ equity	$23,509	$23,080
Net unrealized investment gains, net of tax	2,013	1,692
Net realized investment gains, net of tax	10	118
Shareholders’ equity	$25,532	$24,890

	As of December 31,
($ in millions)	2013	2012	2011	2010	2009	2008	2007	2006	2005	2004

Adjusted shareholders’ equity	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227	$20,087
Net unrealized investment gains (losses), net of tax	1,322	3,103	2,871	1,859	1,856	(146)	620	453	327	866
Net realized investment gains (losses), net of tax	106	32	36	173	22	(271)	101	8	35	(28)
Preferred stock	—	—	—	68	79	89	112	129	153	188
Discontinued operations	—	—	—	—	—	—	—	—	(439)	88
Shareholders’ equity	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303	$21,201

Return on equity is the ratio of annualized net income less preferred dividends to average shareholders’ equity for the periods presented. Operating return on equity is the ratio of annualized operating income less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Calculation of Operating Return on Equity and Return on Equity

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax)	2014	2013	2014	2013

Annualized operating income	$2,693	$3,261	$3,450	$3,406
Adjusted average shareholders’ equity	23,612	22,910	23,603	22,711
Operating return on equity	11.4%	14.2%	14.6%	15.0%

Annualized net income	$2,730	$3,697	$3,470	$3,641
Average shareholders’ equity	25,460	25,243	25,276	25,372
Return on equity	10.7%	14.6%	13.7%	14.4%

Average annual operating return on equity over a period is the ratio of:

a) the sum of operating income less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Operating Return on Equity from January 1, 2005 through June 30, 2014

	Six Months Ended
	June 30,		Twelve Months Ended December 31,
($ in millions)	2014	2013	2013	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$1,725	$1,703	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Annualized operating income	3,450	3,406
Adjusted average shareholders’ equity	23,603	22,711	23,004	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Operating return on equity	14.6%	15.0%	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual operating return on equity for the period Jan. 1, 2005 through Jun. 30, 2014			13.2%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions.  Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the company’s management, this measure is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools. In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability in periodic earnings caused by the unpredictable nature of catastrophes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Pre-tax Underwriting Gain (Excluding the Impact of Catastrophes and Net Favorable Prior Year Loss Reserve Development) to Net Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax except as noted)	2014	2013	2014	2013

Pre-tax underwriting gains excluding the impact of catastrophes and net favorable prior year loss reserve development	$510	$429	$1,156	$899
Pre-tax impact of catastrophes	(436)	(340)	(585)	(439)
Pre-tax impact of net favorable prior year loss reserve development	183	192	477	423
Pre-tax underwriting gains	257	281	1,048	883
Income tax expense on underwriting results	95	46	379	263
Underwriting gains	162	235	669	620
Net investment income	553	551	1,135	1,093
Other, including interest expense	(42)	30	(79)	(10)
Operating income	673	816	1,725	1,703
Net realized investment gains	10	109	10	118
Net income	$683	$925	$1,735	$1,821

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio:  For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators.

The combined ratio as used in this earnings release is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premium and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income and billing and policy fees, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Other companies’ method of computing similarly titled measures may not be comparable to the company’s method of computing these ratios.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the company’s underwriting discipline and underwriting profitability for the current accident year.

Calculation of the Combined Ratio

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, pre-tax)	2014	2013	2014	2013

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$3,826	$3,530	$7,141	$6,683
Less:
Policyholder dividends	7	13	18	23
Allocated fee income	46	27	89	69
Loss ratio numerator	$3,773	$3,490	$7,034	$6,591

Underwriting expense ratio
Amortization of deferred acquisition costs	$965	$950	$1,915	$1,898
General and administrative expenses (G&A)	1,001	931	1,882	1,846
Less:
G&A included in Interest Expense and Other	9	7	16	11
Allocated fee income	66	55	130	110
Billing and policy fees and other	25	25	55	49
Expense ratio numerator	$1,866	$1,794	$3,596	$3,574

Earned premium	$5,928	$5,603	$11,751	$11,120

Combined ratio (1)
Loss and loss adjustment expense ratio	63.6%	62.3%	59.9%	59.3%
Underwriting expense ratio	31.5%	32.0%	30.6%	32.1%
Combined ratio	95.1%	94.3%	90.5%	91.4%

(1) For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses.

ADJUSTMENT TO NET WRITTEN PREMIUMS FOR THE IMPACT OF CHANGES IN FOREIGN EXCHANGE RATES

Adjusting for the impact of changes in foreign exchange rates allows the effect of foreign exchange rate differences to be isolated in the analysis of changes in various financial statement line items that are translated from a local currency to the company’s reporting currency, U.S. dollars. The impact is determined by assuming constant foreign exchange rates between periods as illustrated in the reconciliation below. In the opinion of the company’s management, this is useful to an analysis of the results of the International market and the Financial, Professional & International (FP&II) segment.

Reconciliation of the Impact of Changes in Foreign Exchange Rates on International Net Written Premiums to International Net Written Premiums

	Three Months Ended			Six Months Ended
	June 30,			June 30,
($ in millions)	2014	2013	Change	2014	2013	Change

Net written premiums - holding foreign exchange rates constant	$623	$318	96%	$1,090	$570	91%
Impact of changes in foreign exchange rates	5			6
Net written premiums	$628	$318	97%	$1,096	$570	92%

Reconciliation of the Impact of Changes in Foreign Exchange Rates on FP&II Net Written Premiums to FP&II Net Written Premiums

	Three Months Ended			Six Months Ended
	June 30,			June 30,
($ in millions)	2014	2013	Change	2014	2013	Change

Net written premiums - holding foreign exchange rates constant	$1,163	$849	37%	$2,112	$1,496	41%
Impact of changes in foreign exchange rates	5			6
Net written premiums	$1,168	$849	38%	$2,118	$1,496	42%

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Tangible and Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of
	June 30,	December 31,	June 30,
($ in millions, except per share amounts)	2014	2013	2013

Tangible shareholders’ equity	$19,613	$19,543	$19,523
Goodwill	3,634	3,634	3,365
Other intangible assets	328	351	358
Less: Impact of deferred tax on other intangible assets	(56)	(54)	(48)
Adjusted shareholders’ equity	23,519	23,474	23,198
Net unrealized investment gains, net of tax	2,013	1,322	1,692
Shareholders’ equity	$25,532	$24,796	$24,890

Common shares outstanding	339.0	353.5	373.5

Tangible book value per share	$57.86	$55.29	$52.28
Adjusted book value per share	69.38	66.41	62.12
Book value per share	75.32	70.15	66.65

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO TOTAL CAPITALIZATION

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses. In the opinion of the company’s management, the debt to capital ratio is useful in an analysis of the company’s financial leverage.

Reconciliation of Total Debt and Equity Excluding Net Unrealized Investment Gain to Total Capitalization

	As of
	June 30,	December 31,	June 30,
($ in millions)	2014	2013	2013

Debt	$6,347	$6,346	$5,852
Shareholders’ equity	25,532	24,796	24,890
Total capitalization	31,879	31,142	30,742
Net unrealized investment gains, net of tax	2,013	1,322	1,692
Total capitalization excluding net unrealized gain on investments, net of tax	$29,866	$29,820	$29,050

Debt-to-capital ratio	19.9%	20.4%	19.0%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	21.3%	21.3%	20.1%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers. These are GAAP measures.

For the Business Insurance and Financial, Professional and International Insurance segments, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For the Personal Insurance segment, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business volume is the amount of written premium related to new policyholders and additional products sold to existing policyholders.  These are operating statistics, which are subject to change based upon a number of factors, including changes in actuarial estimates.  For the Business Insurance segment, retention, renewal premium change and new business volumes exclude National Accounts and Business Insurance-Other.

An insurance company’s statutory surplus represents the excess of its assets over its liabilities in accordance with the statutory accounting practices required by state laws and regulations.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service.  These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

###

Contacts

Media:	Institutional Investors:	Individual Investors:
Patrick Linehan	Gabriella Nawi	Marc Parr
917.778.6267	917.778.6844, or	860.277.0779
	Andrew Hersom
	860.277.0902